UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 30, 2007

APAC Customer Services, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Illinois	0-26786	36-2777140
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Six Parkway North, Deerfield, Illinois		60015
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	847-374-4980

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On August 30, 2007, APAC Customer Services, Inc. (Company) received a closing letter from the Internal Revenue Service (IRS) notifying it of the favorable conclusion of the IRS's audit of the Company's tax returns for the 1997, 2000, 2001, 2003 and 2004 fiscal years. The letter indicated that the Joint Committee on Taxation had raised no exceptions to the conclusions reached by the IRS regarding its audit of the Company's tax returns for the fiscal years 1997, 2000, 2002, 2003 and 2004 and that the Company's 2002 worthless stock deduction relating to its remaining investment in ITI Holdings, Inc. (ITI) would be allowed in full.

In October 2003, the Company received an $11.6 million cash tax refund associated with the write-off for tax purposes in 2002 of its remaining investment in ITI. The IRS audited the Company’s tax returns and proposed an adjustment that would have disallowed this deduction in its entirety. The Company believed it had sufficient support for the deduction and, on November 30, 2005, filed a protest contesting the proposed adjustment and requesting a hearing with an IRS appeals officer. On March 27, 2007, the Company received written notification from the appeals officer that the IRS had reviewed the technical merits of the Company’s position and was proposing to allow the deduction in its entirety, pending a review of its recommendation by the Joint Committee on Taxation. Based upon the then current status of the appeal and the IRS’s acceptance of the revised technical merits supporting its deduction, the Company believed it was more likely than not that it would be successful and that the deduction would be allowed in full. Therefore, it reversed the reserve of $17.6 million, including potential interest, and ceased accruing interest related to this matter as of April 1, 2007.

The favorable resolution of the appeal eliminates a significant contingency for the Company and enhances its borrowing capacity as its lender and the agent under its revolving loan facility, LaSalle Bank National Association, has agreed to release a $1.6 million reserve the Company had been required to maintain against its borrowing availability under its revolving credit facility because of this contingency.

On September 5, 2007, the Company issued a press release announcing the favorable resolution of the IRS appeal. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein in its entirety.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1 Press Release of APAC Customer Services, Inc., dated September 5, 2007

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about the beliefs and expectations of the Company and its management, are forward-looking statements. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions about future events, and they are subject to known and unknown risks, uncertainties and other factors, which may cause actual events and results to differ materially from historical results or the future results expressed or implied by the forward-looking statements. The Company intends its forward-looking statements to speak only as of the date on which they were made. The Company expressly undertakes no obligation to update or revise any forward-looking statements as a result of changed assumptions, new information, future events or otherwise.

The following factors, among others, could cause the Company's actual results to differ from historical results or those expressed or implied in the forward-looking statements: its revenue is generated from a limited number of clients and the loss of one or more significant clients could have a material adverse effect on the Company; terms of its client contracts; availability of cash flows from operations and borrowing availability under its revolving loan facility; its ability to comply with its debt covenants; its ability to effectively manage customer care center capacity and offshore growth; its ability to conduct business internationally, including managing foreign currency exchange risks; its ability to attract and retain qualified employees; and fluctuations in revenue associated with its Medicare Part D enrollment and customer care programs.

Other reasons that may cause actual results to differ from historical results or those expressed or implied in the forward-looking statements can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2006 and its subsequent filings on Form 10-Q for the fiscal quarters ended April 1, 2007 and July 1, 2007. These filings are available on a web site maintained by the SEC at http://www.sec.gov.

The information included in Exhibit 99.1 hereto shall not be deemed "filed" for purposes of Section 18 of the Securities and Exchange Act of 1934, nor shall it be deemed incorporated by reference into any filings made under the Securities Act of 1933, except as expressly set forth by specific reference to any such filing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APAC Customer Services, Inc.

September 5, 2007	By:	/s/ George H. Hepburn III

Name: George H. Hepburn III
Title: Senior Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release of APAC Customer Services, Inc., dated September 5, 2007